Exhibit 99.1

XenoPort Reports First Quarter Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 2, 2012--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2012. Revenues for the quarter were $10.4 million, compared to $0.4 million for the same period in 2011. Net loss for the first quarter was $9.1 million, compared to a net loss of $17.2 million for the same period in 2011. At March 31, 2012, XenoPort had cash and cash equivalents and short-term investments of $85.0 million.

Business Highlights

  In January 2012, Regnite® (gabapentin enacarbil) Extended-Release Tablets received marketing approval in Japan for the treatment of moderate-to-severe primary restless legs syndrome (RLS). Astellas Pharma Inc. holds exclusive rights to develop and commercialize Regnite in Japan, Korea, the Philippines, Indonesia, Thailand and Taiwan and paid XenoPort $10.0 million for the achievement of this milestone. In April 2012, the Central Social Insurance Medical Council, which is responsible for recommending the National Health Insurance price for pharmaceutical products in Japan, approved the reimbursement price of 98.50 yen per 300 mg tablet of Regnite. The approved daily dose of Regnite for the treatment of RLS is 600 mg.
  XenoPort completed three Phase 1 clinical trials of arbaclofen placarbil (AP) that are intended for inclusion in a potential 505(b)(2) new drug application (NDA) filing with the U.S. Food and Drug Administration (FDA) for the treatment of spasticity in patients with multiple sclerosis (MS) or spinal cord injury (SCI). These trials were a renal impairment study, a comprehensive food effect study and a pharmacokinetic bridging study. Preliminary results from the bridging study indicate that the exposure to R-baclofen after dosing of 45 or 30 mg of AP twice a day does not exceed that produced by the highest-approved dose of racemic baclofen (20 mg four times a day).
  XenoPort was awarded U.S. Patent 8,148,414 for “Prodrugs of Methyl Hydrogen Fumarate, Pharmaceutical Compositions Thereof, and Methods of Use.” The patent is directed to the XP23829 compound and analogs and formulations thereof. XP23829 is a prodrug of methyl hydrogen fumarate, also known as monomethyl fumarate (MMF). The term of the patent runs until 2029, subject to potential patent term extensions under the Hatch-Waxman Act.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are pleased with the approval and pricing of Regnite in Japan, and we thank Astellas for all of its efforts to soon make Regnite available to RLS patients in Japan. We are also pleased with the progress that we are making in our AP program, which includes our ongoing pivotal Phase 3 efficacy and six-month, open-label safety studies in MS patients with spasticity. In particular, the successful Phase 1 bridging study provided information that we believe is critical to a potential 505(b)(2) NDA for AP for the treatment of spasticity in MS and SCI patients.”

Dr. Barrett continued, “We continue to make progress on our development program for our novel fumarate analog, XP23829. We demonstrated XP23829 and related compounds were effective in an animal model of psoriasis. We believe our efforts, which included conducting a Pre-IND meeting with the FDA in March, remain on track to file an investigational new drug (IND) application with the Division of Neurology Products for XP23829 later this quarter. Following clearance of the IND by the FDA, the first Phase 1 clinical trial is intended to examine the safety, tolerability and pharmacokinetics of four formulations of XP23829 designed to have different drug release mechanisms and/or time profiles. Our goal is to create a best-in-class fumaric acid ester-based medicine for the potential treatment of relapsing-remitting MS and/or psoriasis.”

XenoPort First Quarter 2012 Financial Results

Net sales for the first quarter of 2012 for Horizant® (gabapentin enacarbil) Extended-Release Tablets, as recorded by GlaxoSmithKline (GSK), were $1.3 million. Pursuant to the terms of XenoPort’s collaboration agreement with GSK, XenoPort’s share of losses from the Horizant joint profit and loss (P&L) statement will be forgiven up to a maximum of $10.0 million. XenoPort’s share of joint P&L losses totaled approximately $7.5 million as of March 31, 2012. Accordingly, for the three months ended March 31, 2012 and 2011, XenoPort recorded no net revenue from unconsolidated joint operating activities.

Collaboration revenue for the quarter was $10.4 million, compared to $0.4 million for the same period in 2011. The increase in collaboration revenue for the first quarter of 2012 was due to the recognition of a $10.0 million milestone payment from Astellas in connection with the approval of Regnite in Japan.

Research and development expenses for the first quarter of 2012 were $12.2 million, compared to $9.9 million for the same period in 2011. The increase in expenses for the first quarter of 2012 was principally due to increased net costs for AP, primarily due to increased clinical costs; and increased net costs for XP23829, primarily due to increased toxicology and manufacturing costs; partially offset by decreased office and facilities overhead costs; and decreased net costs for XP21279, primarily due to decreased clinical costs.

Selling, general and administrative expenses remained relatively constant at $7.4 million for the first quarter of 2012, compared to $7.8 million for the same period in 2011.

Net loss for the first quarter of 2012 was $9.1 million, compared to a net loss of $17.2 million for the same period in 2011. Basic and diluted net loss per share was $0.26 for the first quarter of 2012, compared to $0.49 for the same period in 2011.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 73444304.

About XenoPort

XenoPort is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. Horizant is XenoPort’s first FDA-approved product. GSK holds commercialization rights and certain development rights for Horizant in the United States. Regnite is approved for the treatment of RLS in Japan. Astellas holds all development and commercialization rights for Regnite in Japan and five other Asian countries. XenoPort holds all other world-wide rights and has co-promotion and certain development rights to gabapentin enacarbil in the United States. XenoPort’s pipeline of product candidates includes potential treatments for patients with postherpetic neuralgia, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the company Website at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to patent coverage and term for XP23829; XenoPort’s AP clinical development program and the timing and results thereof; XenoPort’s future pre-clinical studies and clinical trials and the timing thereof; FDA discussions, the regulatory process and the timing and outcome of regulatory actions; the potential for the filing of an NDA for AP with the FDA under Section 505(b)(2); the suitability of AP as a treatment for spasticity; potential future actions by the FDA related to the IND for XP23829 and the timing thereof; the potential for starting clinical development of XP23829 and the timing thereof; XenoPort’s future XP23829 development plans; the potential suitability of XP23829 as a treatment for relapsing-remitting MS and/or psoriasis; and the therapeutic and commercial potential of XenoPort’s preclinical and clinical product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “goal,” “intended,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s dependence on Astellas to commercialize Regnite and GSK to commercialize Horizant; the uncertain results and timing of clinical trials and other studies; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA review process, including uncertainty as to whether the FDA would approve an NDA filed under Section 505(b)(2) and as to the requirements for acceptance and approval of any such filing; the uncertainty of the FDA IND clearance process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors " in XenoPort's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 29, 2012. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XENOPORT is a registered trademark of XenoPort, Inc.
Horizant is a registered trademark of GSK.
Regnite is a registered trademark of Astellas.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2012	2011

Current assets:
Cash and cash equivalents	$12,535	$25,386
Short-term investments	72,439	69,056
Prepaids and other current assets	3,143	3,010
Total current assets	88,117	97,452
Property and equipment, net	3,324	3,921
Restricted investments and other assets	2,447	2,663
Total assets	$93,888	$104,036
Liabilities:
Current liabilities	$10,447	$13,530
Noncurrent liabilities	14,578	15,371
Total liabilities	25,025	28,901
Stockholders’ equity (deficit):
Common stock	35	35
Additional paid-in capital and other	498,758	495,886
Accumulated deficit	(429,930)	(420,786)
Total stockholders’ equity	68,863	75,135
Total liabilities and stockholders’ equity	$93,888	$104,036

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Net revenue from unconsolidated joint operating activities	$-	$-
Collaboration revenue	10,379	379
Total revenues	10,379	379
Operating expenses:
Research and development*	12,178	9,854
Selling, general and administrative*	7,400	7,751
Total operating expenses	19,578	17,605
Loss from operations	(9,199)	(17,226)
Interest income	55	70
Net loss	$(9,144)	$(17,156)
Basic and diluted net loss per share	$(0.26)	$(0.49)
Shares used to compute basic and diluted net loss per share	35,629	35,273

* Includes employee non-cash stock-based compensation as follows:
Research and development	$1,115	$1,507
Selling, general and administrative	2,246	2,406
Total	$3,361	$3,913

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com